EXHIBIT 99.1

ConnectOne Bancorp, Inc. Announces Agreement for Strategic Acquisition of BoeFly, a Leading Online Business Lending Marketplace

ENGLEWOOD CLIFFS, N.J., April 12, 2019 (GLOBE NEWSWIRE) -- ConnectOne Bancorp, Inc. (Nasdaq: CNOB) (the “Company” or “ConnectOne”), parent company of ConnectOne Bank (the “Bank”), today announced it has entered into an Asset Purchase and Assumption Agreement with BoeFly, LLC, a New York City based, privately held company, whose online business lending marketplace and suite of technology products specializes in connecting franchisors, small business owners, lenders and professional loan brokers across the United States.

Michael Rozman, the Chief Executive Officer and a co-founder of BoeFly, will be joining the Company as President of ConnectOne’s BoeFly Division together with BoeFly’s current employees. BoeFly will continue to operate within ConnectOne as an independent brand and the Company is committed to maintaining and building upon the business model and relationships that have supported its success. BoeFly’s proprietary lending marketplace utilizes dynamic compatibility technology to connect franchisees and small business owners seeking financing to funding sources. As a leader in franchise lending solutions, BoeFly has supported franchisees from more than 600 unique franchise brands with proven tools like bVerify which top brands use to diligence franchise applicants and the patented bQual™ to assist current and future franchisees seeking financing education. Franchisees who utilize bQual receive real-time access to their credit scores including the SBSS score required by all SBA lenders and an online financial education tool increasing their likelihood of success.

Utilizing a diverse base of participating banks and finance companies, BoeFly’s online lending platform has supported more than $5 billion of financing transactions including franchise financing, small business loans, loan sales and commercial financing, while also generating revenue through referral fees and subscription fees from its network of lenders, franchisors, loan brokers and borrowers.

“Similar to ConnectOne, BoeFly is built on a mission of offering frictionless, efficient solutions for small to midsized businesses, and this partnership represents a unique opportunity to leverage the digital foundation we have built. In addition, the transaction provides ConnectOne an avenue to expand and diversify noninterest income, while also enhancing our recently established SBA line of business. Given these synergies, the addition of BoeFly’s innovative online platform and entrepreneurial team are a natural fit for ConnectOne,” commented Frank Sorrentino, ConnectOne’s Chairman and Chief Executive Officer.

Michael Rozman stated, “We’re honored to join the ConnectOne team and are excited that our unparalleled relationships with a diverse group of lending institutions, commercial lenders, franchisors and professional loan brokers will remain intact. ConnectOne’s management team has demonstrated the ability to build a high-performing, growth company and we look forward to leveraging their experience as we continue to invest in market-leading solutions for our clients.”

The acquisition of BoeFly is subject to customary closing conditions and closing is expected to occur in the second quarter 2019. The two companies anticipate a smooth transition for BoeFly’s clients, partners, and participating lenders. Notwithstanding the notable strategic benefits of the acquisition and expansion of ConnectOne’s digital strategy, the Company expects the acquisition to have no material impact on its 2019 financial results.

About ConnectOne Bancorp, Inc.
ConnectOne Bancorp, Inc., through its subsidiary, ConnectOne Bank offers a full suite of both commercial and consumer banking and lending products and services through its 29 banking offices located in New York and New Jersey. ConnectOne Bancorp, Inc. is traded on the Nasdaq Global Market under the trading symbol "CNOB," and information about ConnectOne may be found at https://www.ConnectOneBank.com.

Forward-Looking Statements
This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K, as filed with the Securities Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:
William S. Burns
Executive VP & CFO
201.816.4474; bburns@cnob.com

Media Contact:
Thomas Walter, MWWPR
202.600.4532; twalter@mww.com